Exhibit 4.5

FOURTH AMENDMENT TO LOAN AGREEMENT

THIS FOURTH AMENDMENT TO LOAN AGREEMENT (the “Amendment”) is entered into as of the 20th day of December, 2002, by and between PIONEER DRILLING COMPANY, a Texas corporation, formerly known as South Texas Drilling & Exploration, Inc. (“Borrower”), and THE FROST NATIONAL BANK, a national banking association (“Lender”) and joined in by PIONEER DRILLING SERVICES, LTD., a Texas limited partnership, formerly known as Pioneer Drilling Co., Ltd., (“Pioneer” or “Partnership”).

R E C I T A L S

A.            On August 11, 2000, Borrower and Lender entered into that certain Loan Agreement, as amended by that certain First Amendment to Loan Agreement dated effective December 31, 2000 and that certain Second Amendment to Loan Agreement dated as of July 3, 2002 (as amended, the “Loan Agreement”) concerning the terms, conditions and covenants of a certain Term Loan (as defined in the Agreement).  On October 31, 2002, Borrower and Lender amended the Loan Agreement by execution of that certain Third Amendment to Loan Agreement and Note Modification Agreement.

B.            The Term Loan is evidenced by, and Lender is the sole owner and holder of, that one certain Promissory Note (the “Note”) dated August 11, 2000, executed by Borrower and payable to the order of Lender in the original principal face amount of NINE MILLION AND NO/100 DOLLARS ($9,000,000.00), as amended from time to time.

C.            Borrower and Lender have agreed to make certain modifications to the Loan Agreement as hereinafter more fully set forth.

D.            All capitalized terms not otherwise defined in this Fourth Amendment shall have the same meanings as are set forth in the Loan Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, Lender and Borrower agree as follows:

AGREEMENTS

1.             Section 8, subsection (e) is deleted in its entirety and the following is substituted in its place:

(e)           Indebtedness.  Create, incur or assume any indebtedness for borrowed money or issue or assume any other note, debenture, bond or other evidences of indebtedness, or guarantee any such indebtedness or such evidences of indebtedness of others, other than (i) borrowings from Lender, (ii) borrowings from lenders other than Lender, except that during the term of the Loan, Borrower shall be permitted to incur or have outstanding indebtedness to other lenders provided that the aggregate principal balance of all such debt outstanding at any time shall not exceed $17,500,000.00 (exclusive of the subordinated debt in the total amount of $28,000,000.00 described in that certain Subordination Agreement dated as of July 3, 2002 (the “Convertible Subordinated Debentures”) and (iii) the Convertible Subordinated Debentures.

2.             The last sentence contained in the definition of Leverage Ratio in Section 9, subsection (a) is hereby deleted and the following is substituted in its place:

Beginning with the fiscal quarter ending on March 31, 2003, Borrower shall be in compliance with the foregoing covenant as of the end of each fiscal quarter of Borrower, calculated on a rolling four quarters basis.

3.             The definition of Cash Flow Coverage Ratio in Section 9, subsection (b) and the two sentences immediately following such definition are deleted and the following is substituted:

Net Income + Interest + Taxes + Depreciation
 + Amortization – Distributions or Dividends
 – Maintenance Capital Expenditures (each for the preceding four fiscal quarters)
 Consolidated Interest Expense + scheduled maturities of principal indebtedness +
cash taxes paid (each for the preceding four fiscal quarters)

As used herein, “scheduled maturities of principal indebtedness” shall exclude amounts due from Partnership on the that certain $6,000,000 Advance Facility at its maturity on June 30, 2003.

As used herein, “Maintenance Capital Expenditures” shall mean:  amounts actually paid for the routine maintenance of equipment, to the extent such maintenance is required to keep that equipment in operating condition.

Beginning with the fiscal quarter ending on March 31, 2003, Borrower shall be in compliance with the foregoing covenant as of the end of each fiscal quarter of Borrower calculated on a rolling four quarters basis.

4.             Subsection (e) of Section 11 is deleted in its entirety and the following is substituted in its place:

(e)           The occurrence of any event which permits the acceleration of the maturity of any indebtedness owing by Borrower to any third party under any agreement or understanding, or any default in the terms, conditions or covenants of that certain Term Loan and Security Agreement dated on or about December 20, 2002 between the Partnership and Merrill Lynch Capital or any documents executed in connection therewith and any renewals thereof.

5.             Except as specifically modified or amended herein, all terms, provisions and requirements of the Loan Agreement and Note shall remain as written, and as amended from time to time.  Borrower hereby reaffirms all covenants, conditions, representations and warranties contained in the Loan Agreement and Note, as amended by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed as of the date first above written.

BORROWER:		LENDER:

PIONEER DRILLING COMPANY, a Texas corporation, formerly known as South Texas Drilling & Exploration, Inc., a Texas corporation		THE FROST NATIONAL BANK a national banking association

By:
By:		Name:
Name:		Title:
Title:

AGREED TO:

PIONEER DRILLING SERVICES, LTD., a Texas limited partnership formerly known as Pioneer Drilling Co., Ltd., a Texas limited partnership (executing for purposes of joining in certain specific provisions, as noted above)

By:	PDC Mgmt. Co., a Texas corporation, General Partner

By:
Name:
Title: